Exhibit 99.1

Wabtec Reports 4Q And Full Year Results; Record Cash From Operations Of $176 Million Exceeds Net Income For 13th Straight Year; Issues 2011 Earnings Guidance Of About $2.90

WILMERDING, PA, February 22, 2011 – Wabtec Corporation (NYSE: WAB) today reported its 2010 fourth quarter and full-year results, including the following highlights:

•	In the fourth quarter, earnings per diluted share were 64 cents, 28 percent higher than the year-ago quarter. Sales increased 10 percent to $393 million, driven by higher sales in the Freight Group.

•

For the full year, Wabtec had earnings per diluted share of $2.56 and sales of $1.5 billion. The company generated a record cash flow from operations of $176 million, or 11.7 percent of sales, marking the 13th straight year that cash flow from operations exceeded net income.

•	During the year, the company continued to improve profitability, with an operating margin of 13.5 percent in 2010, compared to 12.8 percent in 2009.

•	At year-end, Wabtec’s multi-year backlog was $1.1 billion, 14 percent higher than at year-end 2009 and its highest level in more than two years. Net debt at year-end was $185 million.

Also today, Wabtec issued 2011 guidance for earnings per diluted share of about $2.90. Revenues are expected to increase about 10 percent for the year, with higher sales driven by the execution of the company’s growth strategies and a continued recovery of the freight rail market.

Albert J. Neupaver, Wabtec’s president and chief executive officer, said: “Our performance in 2010 was strong, with solid increases in sales and earnings. We are especially pleased with our track record of generating strong cash flow from operations. In 2011, we expect to continue to benefit from our diversified business model, growth strategies and application of our Wabtec Performance System. Our long-term outlook for the company remains positive, as we continue to drive Wabtec to take full advantage of its growth opportunities around the world.”

Wabtec (www.wabtec.com) is a global provider of technology-based products and services for rail and industrial markets. This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

Wabtec will host a call with analysts and investors at 10 a.m., eastern time, today. To listen via webcast, go to www.wabtec.com and click on “Webcasts” in the “Investor Relations” section.

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2010 AND 2009

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Fourth	Fourth	For the	For the
	Quarter	Quarter	Year Ended	Year Ended
	2010	2009	2010	2009

Net sales	$393,241	$359,188	$1,507,012	$1,401,616
Cost of sales	(275,253)	(259,526)	(1,057,934)	(1,008,290)

Gross profit	117,988	99,662	449,078	393,326
Gross profit as a % of Net Sales	30.0%	27.7%	29.8%	28.1%

Selling, general and administrative expenses	(53,414)	(43,171)	(195,892)	(160,998)
Engineering expenses	(9,721)	(10,966)	(40,203)	(42,447)
Amortization expense	(3,504)	(3,727)	(10,173)	(9,849)

Total operating expenses	(66,639)	(57,864)	(246,268)	(213,294)
Operating expenses as a % of Net Sales	-16.9%	-16.1%	-16.3%	-15.2%

Income from operations	51,349	41,798	202,810	180,032
Income from operations as a % of Net Sales	13.1%	11.6%	13.5%	12.8%

Interest (expense) income, net	(3,923)	(4,526)	(15,923)	(16,674)
Other income (expense), net	366	(648)	(60)	1

Income from operations before income taxes	47,792	36,624	186,827	163,359

Income tax expense	(16,812)	(12,419)	(63,728)	(48,304)

Effective tax rate	35.2%	33.9%	34.1%	29.6%
Income from continuing operations	30,864	24,205	122,983	115,055

Discontinued operations

Income (loss) from discontinued operations (net of tax)	—	—	—	—

Net income attributable to Wabtec shareholders	$30,980	$24,205	$123,099	$115,055

Earnings Per Common Share
Basic
Income from continuing operations	$0.64	$0.58	$1.93	$1.90
Income from discontinued operations	—	—	—	—
Net income attributable to Wabtec shareholders	$0.64	$0.51	$2.57	$2.41

Diluted
Income from continuing operations	$0.63	$0.57	$1.92	$1.89
Income from discontinued operations	—	—	—	—
Net income attributable to Wabtec shareholders	$0.64	$0.50	$2.56	$2.39

Weighted average shares outstanding
Basic	47,683	47,331	47,597	47,499

Diluted	48,143	47,803	48,005	47,977

Sales by Segment
Freight Group	$220,820	$147,920	$784,504	$588,399
Transit Group	172,421	211,268	$722,508	$813,217

Total	$393,241	$359,188	$1,507,012	$1,401,616